Exhibit 5

Abrams Garfinkel Margolis Bergson, LLP
Attorneys at Law
4100 Newport Place Drive
Suite 820
Newport Beach, California 92660

Telephone:  (949) 250-8655
Facsimile (949) 250-8656
www.agmblaw.com

Opinion of Counsel and Consent of Counsel

Board of Directors
Swinging Pig Productions, Inc.

Re: Registration Statement on Form S-1

As counsel to Swinging Pig Productions, Inc., a Florida corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 968,000 shares of the Company's $.001 par value common stock. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, we are of the opinion that the shares of the Company's common stock, which are issued and outstanding as described in the Registration Statement, are validly issued, fully paid and non-assessable shares of the common stock of the Company. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to our firm contained therein under "Legal Matters."

Sincerely,

/s/ Abrams Garfinkel Margolis Bergson, LLP
Abrams Garfinkel Margolis Bergson, LLP June 11, 2008